Exhibit 3.1

MATTHEWS INTERNATIONAL CORPORATION

AMENDED AND RESTATED ARTICLES OF INCORPORATION

FIRST:	The name of the Corporation is Matthews International Corporation.

SECOND:	The registered office of the corporation shall be provided by Corporation Service Company, located in Dauphin County in the Commonwealth of Pennsylvania.

THIRD:	The purposes for which the Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania are to engage in the manufacture, fabrication, assembly, merchandising and distribution of various items, as well as to engage in and to do any lawful act concerning any or all lawful business for which corporations may be organized under the Business Corporation Law of 1988, as amended.

FOURTH:	The term of the Corporation’s existence shall be perpetual.

FIFTH:	5.1 Capitalization.

The total number of shares which the Corporation shall have authority to issue is 100,010,000, of which 100,000,000 shares shall be Common Stock, par value $1.00 per share, issuable in two classes, and 10,000 shares shall be Preferred Stock, par value $100 per share, issuable in one or more classes.

5.2 Common Stock.

A. Two Classes

The Common Stock shall be divided into two classes, one such class being denominated “Class A Common Stock” and the other such class being denominated “Class B Common Stock”. There shall be authorized 70,000,000 shares of Class A Common Stock and 30,000,000 shares of Class B Common Stock. The designations, powers, preferences, qualifications, privileges, limitations, restrictions, voting rights, relative voting power and other special or relative rights of the Class A Common Stock and of the Class B Common Stock shall be as set forth in this Section 5.2.

B. Dividends and Other Distributions

Each share of Class A Common Stock and each share of Class B Common Stock shall be identical to each other in respect of rights to all dividends and distributions (including distributions upon liquidation of the Corporation) made with respect to shares of Common Stock, except that in the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or stock dividends, such dividends or distributions shall be declared at the same rate and number per share on Class A Common Stock and on Class B Common Stock, but only shares of the Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class of Common Stock shall be split, subdivided or combined in the same manner proportionately and on the same basis per share, shares of each such class being split, subdivided or combined only into or with shares of the same class.

C. Voting

(1) With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled or requested to give consent, the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class B Common Stock (together with the holders of any outstanding shares of the Preferred Stock, if entitled to vote) shall vote together without regard to class except as provided in subparagraph (2) of this Paragraph C or applicable law, and every holder of the outstanding shares of Class A Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Class A Common Stock standing in the holder’s name and every holder of the outstanding shares of Class B Common Stock shall be entitled to cast thereon ten votes in person or by proxy for each share of Class B Common Stock standing in the holder’s name.

(2) With respect to any proposed amendment to the Articles which would increase or decrease the par value or the number of authorized shares of either Class A Common Stock or Class B Common Stock, or alter or change the powers, preferences, qualifications, privileges, limitations, restrictions, voting rights, relative voting power or other special or relative rights of the shares of Class A Common Stock or the shares of Class B Common Stock or both, the approval of a majority of the shares of each class, voting separately as a class, shall be required to be obtained in addition to any other shareholder vote required by the Articles or applicable law.

(3) In the election of directors, no shareholder shall have any right to cumulate his votes and cast them for one candidate or distribute them among two or more candidates.

D. Issuance of Class B Common Stock

The Corporation may issue shares of Class B Common Stock only (i) to an active employee of the Corporation in sole or joint name, but only to the extent permitted by applicable law and the regulations of The Nasdaq Stock Market (“Nasdaq”), or (ii) in the form of a distribution pursuant to a stock dividend on or split of the share of Class B Common Stock and only to then holders of the outstanding shares of Class B Common Stock in conjunction with and in the same ratio as a stock dividend on or split of the shares of Class A Common Stock.

E. Transfer of Class B Common Stock

(1) No person holding shares of Class B Common Stock of record (a “Class B Holder”) may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock, as Class B Common Stock, whether by sale, assignment, inheritance, gift, bequest, appointment or otherwise, except to the Corporation or to a person who is an active employee of the Corporation, holding in a sole or joint name. Subject to the next succeeding sentence, Class B Holders shall be permitted to transfer their stock by exchanging such Class B Common Stock for Class A Common Stock and then so transferring such Class A Common Stock. Except under the circumstances described in subparagraph (2) of this Paragraph E, no exchange of Class B Common Stock for Class A Common Stock, whether in contemplation of transfer of such stock or otherwise, shall be permitted unless the Class B Holder (including, in the case of death, the legal representative thereof) shall first offer to the Corporation in writing the Class B shares to be exchanged, upon which the Corporation shall within 24 hours of such offer notify the Class B Holder whether the Corporation will purchase such shares. If the Corporation does so notify the Class B Holder, the shares will be purchased at the fair market value per share (as defined below) of the Class A Common Stock as determined on the date the Corporation so notifies the Class B Holder. If the Corporation does not so notify the Class B Holder, the Class B Holder shall tender such shares to the Corporation, upon which the Corporation shall exchange such shares for a like number of shares of Class A Common Stock.

Fair market value for the purposes of this subparagraph (1) shall be the mean between the following prices, as applicable, for the date as of which fair market value is to be determined as quoted in The Wall Street Journal (or in such other reliable publication as the Corporation, in its discretion, may determine to rely upon): (a) if the Class A Common Stock is listed on the New York Stock Exchange, the highest and lowest sales prices per share of the Class A Common Stock as quoted in the NYSE-Composite Transactions listing for such date, (b) if the Class A Common Stock is not listed on such exchange, the highest and lowest sales prices per share of Class A Common Stock for such date on (or on any composite index including) the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Class A Common Stock is listed or (c) if the Class A Common Stock is not listed on any such exchange, the highest and lowest sales prices per share of the Class A Common Stock for such date on Nasdaq. If there are no such sale price quotations for the date as of which fair market value is to be determined but there are such sale price quotations within a reasonable period both before and after such date, then fair market value shall be determined by taking a weighted average of the means between the highest and lowest sales prices per share of the Class A Common Stock as so quoted on the nearest date before and the nearest date after the date as of which fair market value is to be determined. The average shall be weighted inversely by the respective numbers of trading days between the selling dates and the date as of which fair market value is to be determined. If there are no such sale price quotations on or within a reasonable period both before and after the date as of which fair market value is to be determined, then fair market value of the Class A Common Stock shall be the mean between the bona fide bid and asked prices per share of Class A Common Stock as so quoted for such date on Nasdaq, or if none, the weighted average of the means between such bona fide bid and asked prices on the nearest trading date before and the nearest trading date after the date as of which fair market value is to be determined, if both such dates are within a reasonable period. The average is to be determined in the manner described above in this subparagraph (1). If the fair market value of the Class A Common Stock cannot be determined on the basis previously set forth in this Paragraph E on the date as of which fair market value is to be determined, the Corporation shall in good faith determine the fair market value of the Class A Common Stock on such date. Fair market value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

(2) From and after the date these Amended and Restated Articles of Incorporation are filed with the Pennsylvania Department of State, upon the retirement or termination of employment for any reason of an employee of the Corporation who is a sole or joint Class B Holder, such Class B Holder shall immediately tender the Class B shares to the Corporation in exchange for a like number of shares of Class A Common Stock. If any shares of Class B Common Stock are held in a joint name, the retirement or termination of employment for any reason of one of the joint holders shall not require the exchange described in this subparagraph (2) as to such shares so long as at least one of the remaining holders thereof is an active employee of the Corporation.

(3) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such holder’s shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Paragraph E. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be (i) transferred to the Corporation or to a person who is an active employee of the Corporation, holding in a sole or joint name or (ii) tendered to the Corporation in exchange for a like number of shares of Class A Common Stock, in accordance with the procedure described in subparagraph (1) of this Paragraph E, as the pledgee may elect.

(4) Any attempted transfer of shares of Class B Common Stock for which an exchange described in subparagraphs (1) or (2) of this Paragraph E cannot be effected shall result in the conversion of such shares of Class B Common Stock into shares of Class A Common Stock and the transfer thereof to the transferee, effective as of the date on which certificates representing such shares of Class B Common Stock are presented for transfer on the books of the Corporation.

(5) Shares of Class B Common Stock shall be registered only in the names of the beneficial owners thereof and not in “street” or “nominee” name. For this purpose a “beneficial owner” of any shares of Class B Common Stock shall mean a person who, or an entity which, possesses the power, either singly or jointly, to direct the disposition of such shares.

(6) The Corporation shall make appropriate, conspicuous reference in or on the certificates for shares of Class B Common Stock of the restrictions on transfer imposed by this Paragraph E.

F. Automatic Conversion of Class B Common Stock

At any time when the number of outstanding shares of Class B Common Stock as reflected on the stock transfer books of the Corporation falls below 5% of the aggregate number of the issued and outstanding shares of Class A Common Stock and Class B Common Stock of the Corporation, or the Board of Directors and the holders of a majority of the outstanding shares of Class B Common Stock approve the conversion of all of the Class B Common Stock into Class A Common Stock, then, immediately upon the occurrence of either such event, the outstanding shares of Class B Common Stock shall be deemed, without further act, to be converted into shares of Class A Common Stock on a one-for-one basis. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares or Class A Common Stock.

G. Issuance and Transfer of Class A Common Stock

Except as otherwise restricted by applicable law or regulation, the right of the Board of Directors to issue Class A Common Stock shall not require shareholder action, and shares of Class A Common Stock are freely transferable.

H. Other Rights

Except as otherwise required by the Pennsylvania Business Corporation Law of 1988, as amended, or as otherwise provided in the Articles, each share of Class A Common Stock and each share of Class B Common Stock shall have identical preferences, qualifications, privileges, limitations and other rights, including rights in liquidation or upon a merger, consolidation or sale of substantially all the assets of the Corporation.

5.3 Preferred Stock

A. Issuance of Preferred Stock

The Preferred Stock may be issued in one or more classes or series, with such voting rights, dividend rights, redemption rights, rights upon dissolution, conversion or exchange rights, designations, preferences and other special rights, if any, and qualifications or restrictions thereof, as shall be set forth in the resolution or resolutions providing for the issue of such Preferred Stock, or classes or series thereof, adopted at any time or from time to time by the Board of Directors of the Corporation.

B. Rights of Holders of Preferred Stock

Except for and subject to these rights expressly granted to the holders of the Preferred Stock or any class or series thereof by resolution or resolutions adopted by the Board of Directors pursuant to Section 5.3, Paragraph A of this Article FIFTH and except as may be provided by the laws of the Commonwealth of Pennsylvania, the holders of the Common Stock shall have exclusively all other rights of shareholders.

SIXTH:	6.1 The business and affairs of the Corporation shall be managed under the direction of a Board of Directors comprised as follows:

A. Number

The Board of Directors shall consist of such number of persons (not less than five and not more than fifteen) as may from time to time be fixed by the Board pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office.

B. Election and Terms

(1) The directors elected by the holders of Voting Stock (as defined below) shall be classified in respect of the time for which they shall severally hold office by dividing them into three classes, until the 2028 annual meeting of the shareholders of the Corporation, at which time the directors will no longer be divided into classes. Subject to the filing of these Amended and Restated Articles of Incorporation with the Pennsylvania Department of State, directors with terms expiring at the 2026 annual meeting of the shareholders of the Corporation shall serve out the remainder of their current terms, and they and any successors shall stand for re-election to a one-year term at the 2026 annual meeting of the shareholders of the Corporation; directors with terms expiring at the 2027 annual meeting of the shareholders of the Corporation shall serve out the remainder of their current terms, and they and any successors shall stand for re-election to a one-year term at the 2027 annual meeting of the shareholders of the Corporation; and directors with terms expiring at the 2028 annual meeting of the shareholders of the Corporation shall serve out the remainder of their current terms, and they and any successors shall stand for re-election to a one-year term at the 2028 annual meeting of the shareholders of the

Corporation. Upon the filing of these Amended and Restated Articles of Incorporation with the Pennsylvania Department of State until the election of directors at the 2028 annual meeting of the shareholders of the Corporation and qualification of such directors so elected, each class of directors shall not be required to be as nearly equal in number as possible pursuant to Section 1724(b)(1) of the Business Corporation Law of 1988, as amended. At each succeeding annual meeting of shareholders, commencing with the 2029 annual meeting of the shareholders of the Corporation, the holders of Voting Stock shall elect directors whose term then expires, to hold office until the annual meeting held in the year following the year of their election. Each director shall hold office for the term for which elected until his or her successor shall be elected and shall qualify, subject to their earlier death, resignation, disqualification or removal.

(2)

(a)   In an election of directors, at any meeting of shareholders therefor at which a quorum is present, that is not a contested election of directors (as defined below), a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions and broker non-votes shall not be considered to be votes cast. Any incumbent director who was a nominee in an election that is not a contested election and was not elected in such election pursuant to this Article SIXTH, Paragraph 6.1.B(2) shall submit a resignation to the Board of Directors that is subject to review by the Board of Directors in accordance with the procedures set forth in the By-Laws of the Corporation or the policies or guidelines of the Board of Directors.

(b)   In a contested election of directors, at any meeting of shareholders therefor at which a quorum is present, the nominees receiving the highest number of votes from each class or group of classes, if any, entitled to elect directors separately up to the number of directors to be elected by the class or group of classes shall be elected. Shareholders shall not have the right to vote against a nominee in a contested election of directors.

(c)   For purposes of this Article SIXTH, Paragraph 6.1.B(2), “contested election of directors” shall mean an annual or special meeting of the Corporation with respect to which (i) the Secretary of the Corporation receives a notice that a shareholder has nominated or intends to nominate a person for election to the Board in compliance with the requirements for shareholder nominees under these Articles of Incorporation, as amended, and the By-Laws of the Corporation and (ii) such nomination notice has not been withdrawn by such shareholder on or prior to the tenth (10th) day before the Corporation first mails its notice of meeting for such meeting to the shareholders.

C. Nominations of Director Candidates

Nominations for the election of directors may be made only by the Board of Directors or a committee appointed by the Board of Directors or by a holder of record of stock entitled to vote in the election of the directors to be elected: provided, however, that a nomination may be made by a shareholder only if written notice of such nomination is received by the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 75 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders, such notice to include: (1) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (2) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by such shareholder as would be required by the By-laws of the Corporation, as then in effect, and such other information regarding each such nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (5) the consent of each nominee to serve as a director of the Corporation if so elected. Only candidates who have been nominated in accordance with this Article SIXTH shall be eligible for election by the shareholders as directors of the Corporation.

SEVENTH:	7.1 Elimination of Liability of Directors.

To the fullest extent that the laws of the Commonwealth of Pennsylvania permit elimination or limitation of the liability of directors, no director of the Corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director.

7.2 Matters Regarding Elimination of Director Liability.

This Article SEVENTH shall apply to any breach of performance of duty or any failure of performance of duty by any director of the Corporation occurring after January 27, 1987. The provisions of this Article shall be deemed to be a contract with each director of the Corporation who serves as such at any time while this Article is in effect and each such director shall be deemed to be so serving in reliance on the provisions of this Article. Any amendment or repeal of this Article or adoption of any By-law or other provision of the Articles of the Corporation which has the effect of increasing director liability shall operate prospectively only and shall not have any effect with respect to any action taken, or any failure to act, by a director prior to such amendment, repeal or adoption.

EIGHTH:	8.1 Right to Indemnification.

Except as prohibited by law, every director and officer of the Corporation shall be entitled as a matter of right to be indemnified by the Corporation against expenses and any liabilities paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceedings, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Corporation or otherwise, in which he or she may be involved in any manner, as a party, witness or otherwise, or is threatened to be made so involved, by reason of such person being or having been a director or officer of the Corporation or of a subsidiary of the Corporation or by reason of the fact that such person is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as an “Action”); provided, that no such right of indemnification shall exist with respect to an action initiated by an indemnitee (as hereinafter defined) against the Corporation (an “Indemnitee Action”) except as provided in the last sentence of this Section 8.1. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to another such entity at the request of the Corporation to the extent the Board of Directors at any time designates any of such persons as entitled to the benefits of this Article EIGHTH. As used in this Article EIGHTH, “indemnitee” shall include each director and officer of the Corporation and each other person designated by the Board of Directors as entitled to the benefits of this Article EIGHTH, “expenses” shall mean all expenses actually and reasonably incurred, including fees and expenses of counsel selected by an indemnitee, and “liabilities” shall mean amounts of judgments, excise taxes, fines, penalties and amounts paid in settlement. An indemnitee shall be entitled to be indemnified pursuant to this Section 8.1 for expenses incurred in connection with any Indemnitee Action only (i) if the indemnitee is successful, and provided in Section 8.3 of this Article EIGHTH, (ii) if the indemnitee is successful in whole or in part in another Indemnitee Action for which expenses are claimed or (iii) if the indemnification for expenses is included in a settlement of, or is awarded by a court in, such other Indemnitee Action.

8.2 Right to Advancement of Expenses

Every indemnitee shall be entitled as a matter of right to have his or her expenses in defending any Action, or in initiating and pursuing any Indemnitee Action for indemnity or advancement of expenses under Section 8.3 of this Article EIGHTH, paid in advance by the Corporation prior to final disposition of such Action or Indemnitee Action, provided that the Corporation receives a written undertaking by or on behalf of the indemnitee to repay the amount advanced if it should ultimately be determined that the indemnitee is not entitled to be indemnified for such expenses.

8.3 Right of Indemnitee to Initiate Action.

If a written claim under Section 8.1 or Section 8.2 of this Article EIGHTH is not paid in full by the Corporation within thirty days after such claim has been received by the Corporation, the indemnitee may at any time thereafter initiate an Indemnitee Action to recover the unpaid amount of the claim and, if successful in whole or in part, the indemnitee shall also be entitled to be paid the expense of prosecuting such Indemnitee Action. The only defense to an Indemnitee Action to recover on a claim for indemnification under Section 8.1 of this Article EIGHTH shall be that the indemnitee’s conduct was such that under Pennsylvania law the Corporation is prohibited from indemnifying the indemnitee for the amount claimed, but the burden of proving such defense shall be on the Corporation. The only defense to an Indemnitee Action to recover a claim for advancement of expenses under Section 8.2 of this Article EIGHTH shall be the indemnitee’s failure to provide the undertaking required by Section 8.2 of this Article EIGHTH.

8.4 Insurance and Funding.

The Corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any Action, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Article EIGHTH. The Corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

8.5 Non-Exclusivity: Nature and Extent of Rights.

The rights to indemnification and advancement of expenses provided for in this Article EIGHTH shall (i) not be deemed exclusive of any other rights, whether now existing or hereafter created, to which any indemnitee may be entitled under any agreement or By-law, charter provision, vote of shareholders or directors or otherwise, (ii) be deemed to create contractual rights in favor of each indemnitee who serves the Corporation at any time while this Article EIGHTH is in effect (and each such indemnitee shall be deemed to be so serving in reliance on the provision of this Article), and (iii) continue as to each indemnitee who has ceased to have the status pursuant to which he or she was entitled or was designated as entitled to indemnification under this Article EIGHTH and shall inure to the benefit of the heirs and legal representatives of each indemnitee. Any amendment or repeal of this Article EIGHTH or adoption of any other By-law or provision of the Articles of the Corporation which limits in any way the right to indemnification or the right to advancement of expenses provided for in this Article EIGHTH shall operate prospectively only and shall not affect any action taken, or failure to act, by an indemnitee prior to the adoption of such amendment, repeal, By-law or other provision.

8.6 Partial Indemnity.

If an indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses or liabilities paid or incurred by the indemnitee in the preparation, investigation, defense, appeal or settlement of any Action or Indemnitee Action but not, however, for the total amount thereof, the Corporation shall indemnify the indemnitee for the portion of such expenses or liabilities to which the indemnitee is entitled.

8.7 Applicability of Section.

This Article EIGHTH shall apply to every Action, except that it shall not apply to the extent that Pennsylvania law does not permit its application to any breach of performance of duty or any failure of performance of duty by an indemnitee occurring prior to January 17, 1987.

NINTH:	9.1 Votes Required for Certain Business Combinations.

A. Special Votes for Certain Business Combinations.

In addition to any affirmative vote required by law, these Articles or otherwise, and except as otherwise expressly provided in Section 9.2:

(1) any merger, consolidation or share exchange of the Corporation or any Subsidiary with (a) any Interested Shareholder or with (b) any other person (whether or not itself an Interested Shareholder) which is, or after such merger, consolidation or share exchange would be, an Affiliate or Associate of an Interested Shareholder or which does not include in its articles of incorporation the substance of the terms of this Article NINTH, in each case without regard to which person is the surviving person;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a class of transactions) to, with or for the benefit of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets, securities or commitments of the Corporation or any Subsidiary having an aggregate Fair Market Value and/or involving aggregate commitments equal to 5% or more of Total Assets;

(3) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a class of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder in exchange for cash, securities or other consideration (or a combination thereof) having an aggregate Fair Market Value equal to 5% or more of Total Assets;

(4) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder;

(5) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

(6) any other transaction or series of transactions similar in purpose or effect to, or any agreement, contract or other arrangement providing for, any one or more of the transactions specified in the foregoing subparagraphs (1) through (5);

shall require the affirmative votes of (i) the holders of at least 80% of the voting power of all then outstanding shares of Voting Stock, voting together as a single class and (ii) the holders of at least a majority of the voting power of the then outstanding shares of Voting Stock which are not beneficially owned by such Interested Shareholder, voting together as a single class. Such affirmative votes shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

B. Definition of “Business Combination”

The term “Business Combination” as used in this Article NINTH shall mean any transaction which is referred to in any one or more of clauses (1) through (6) of Paragraph A of this Section 9.1.

9.2 Exceptions to Special Vote Requirements.

The provisions of Section 9.1 shall not be applicable to any Business Combination, and such Business Combination shall require only such affirmative vote (if any) as is required by law, any other provision of these Articles, any agreement with any national securities exchange or otherwise, if the Business Combination shall have been approved by a majority of the Disinterested Directors.

9.3 No Effect on Fiduciary Obligations of Interested Shareholder.

Nothing contained in this Article NINTH shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law or equity.

TENTH:	10.1 Definitions

For the purposes of Articles SIXTH, NINTH and TENTH

A. A “person” shall mean any individual, firm, corporation, partnership, joint venture, trust or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Voting Stock. As used herein, the pronouns “which”, “that” and “it” in relation to persons that are individuals shall be construed to mean “who” or “whom”, “he” or “she” and “him” or “her”, as appropriate.

B. “Interested Shareholder” at any particular time shall mean any person (other than the Corporation or a Subsidiary, or an employee benefit plan of the Corporation or a Subsidiary, or a trustee or fiduciary of any such plan when acting in such capacity) which:

(1) is at such time the beneficial owner, directly or indirectly, of more than 15% of the voting power of the outstanding Voting Stock;

(2) is at such time an Affiliate of the Corporation and at any time within the two-year period immediately prior to such time was the beneficial owner, directly or indirectly, of more than 15% of the voting power of the then outstanding Voting Stock; or

(3) is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to such time beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

With respect to any particular transaction, the term “Interested Shareholder” means any Interested Shareholder involved in such transaction, any Affiliate or Associate of such Interested Shareholder and any other member of a group acting in concert with such Interested Shareholder.

C. A person shall be a “beneficial owner” of any shares of Voting Stock:

(1) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

(2) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, revocation of a trust, or otherwise, or (b) the right to vote, or to direct the voting of, pursuant to any agreement, arrangement or understanding; or

(3) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

For the purposes of determining whether a person is an Interested Shareholder pursuant to Paragraph B of this Section 10.1, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by an Interested Shareholder through application of this Paragraph C but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

D. “Affiliate” of a specified person shall mean any person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

E.  An “Associate” of a specified person shall mean (1) any director, officer or partner of, or any beneficial owner, directly or indirectly, of 5% or more of any class of equity security of, such person or any of its Affiliates, (2) any corporation or organization (other than the Corporation or a Subsidiary) of which such person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (3) any trust or other estate (other than an employee benefit plan of the Corporation or a Subsidiary) in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, (4) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its parents or Subsidiaries and (5) any investment company registered under the Investment Company Act of 1940, as amended, for which such person or any Affiliate or Associate of such person serves as investment advisor.

F.  “Subsidiary” shall mean any person (other than a natural person) of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation, as well as any Affiliate of the Corporation which is controlled by the Corporation; provided, however, that for purposes of the definition of Interested Shareholder set forth in Paragraph B of this Section 10.1, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

G. “Disinterested Director” shall mean a director of the Corporation who is not an Interested Shareholder or an Affiliate, Associate or representative of an Interested Shareholder and either (1) was a director of the Corporation immediately prior to the time the Interested Shareholder became an Interested Shareholder or (2) is a successor to a Disinterested Director and is recommended or elected to succeed a Disinterested Director by a majority of the then Disinterested Directors. Whenever the holders of any class or series of stock having a preference over the Common Stock as to dividends or assets shall have the right, voting separately as a class or series, to elect one or more directors of the Corporation, the term “Disinterested Director” shall not include any director elected by the holders of such class or series. As used with respect to any particular transaction in Article NINTH or with respect to a determination or interpretation as to such transaction under Paragraph H of this Section 10.1 or Section 10.2, the term “Disinterested Director” shall include all directors who are Disinterested Directors with respect to the Interested Shareholders involved in such transaction. In all other cases, unless the context otherwise clearly requires, the term “Disinterested Director” shall mean only those directors who are Disinterested Directors with respect to all persons who are then Interested Shareholders.

H. “Fair Market Value” shall mean (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price or, if none, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the Nasdaq system or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority vote of the Disinterested Directors; and (2) in the case of property other than stock or cash, the fair market value of such property on the date in question as determined in good faith by a majority vote of the Disinterested Directors or by a qualified appraiser retained by them for such purpose.

I. “Voting Stock” shall mean capital stock of the Corporation entitled to vote generally in an annual election of directors of the Corporation.

J. “Announcement Date” shall mean the date of the first public announcement of the proposed Business Combination.

K. “Total Assets” shall mean the consolidated total assets of the Corporation and its consolidated subsidiaries as of the close of the most recent fiscal quarter ended on or prior to the Announcement Date of the Business Combination in question, as shown on the consolidated balance sheet published by the Corporation for such quarter.

10.2 Power of the Disinterested Directors.

The Disinterested Directors, by a majority vote, are authorized to interpret all the terms and provisions of Articles SIXTH, NINTH and Section 10.1 of Article TENTH and to determine, on the basis of information known to them after reasonable inquiry, any fact necessary to determine compliance with any such term or provision, including, without limitation, (a) whether a person is an Interested Shareholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another person, (d) whether any Articles provision required by Paragraph A(1) of Section 9.1 complies with such Section and is valid and enforceable, (e) whether the requirements of Section 9.2 have been met with respect to any Business Combination and (f) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value equal to 5% or more of Total Assets. Any such interpretation or determination made in good faith shall be binding and conclusive for all purposes of these Articles.

10.3 Amendments to Articles.

In addition to any affirmative vote required by law, these Articles or otherwise, any amendment, alteration, change or repeal of any provision of these Articles, or the adoption of any provision inconsistent therewith, shall require the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of Voting Stock, voting together as a single class.

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